As filed with the Securities and Exchange Commission on November 17, 2003
                                                 Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            GREATER COMMUNITY BANCORP
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                         New Jersey                       22-2545165
          ----------------------------              ----------------------
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
    incorporation or organization)

                               55 Union Boulevard
                            Totowa, New Jersey 07512
                 -----------------------------------------------
                    (Address of Principal Executive Offices)

                            GREATER COMMUNITY BANCORP
                         2001 EMPLOYEE STOCK OPTION PLAN
                 -----------------------------------------------
                            (Full title of the Plan)

                              Anthony M. Bruno, Jr.
                      Chairman and Chief Executive Officer
                            Greater Community Bancorp
                               55 Union Boulevard
                            Totowa, New Jersey 07512
                                 --------------
                     (Name and address of agent for service)

                                 (973) 942-1111
                              --------------------
          (Telephone number, including area code, of agent for service)

                                     -------
                                 With a Copy to:
                         William S. Robertson, III, Esq.
                     Williams, Caliri, Miller & Otley, P.C.
                                  P.O. Box 995
                          Wayne, New Jersey 07474-0995
                                 (973) 694-0800

                         CALCULATION OF REGISTRATION FEE

----------------------- ------------------ ----------------------- -------------------------- -------------------
                                           Proposed maximum        Proposed maximum
Title of securities     Amount to be       offering price per      aggregate offering price   Amount of
to be registered        registered (1)     share                   (2)                        registration fee
----------------------- ------------------ ----------------------- -------------------------- -------------------
Common stock $0.50
per share               337,298            $16.92                  $5,707,082                 $462.00
----------------------- ------------------ ----------------------- -------------------------- -------------------


(1) This Registration Statement also covers, in addition to the number of shares of Common Stock stated above, such indeterminable number of shares of Common Stock as may become subject to the Plan as a result of the anti-dilution provisions thereof.

(2) Estimated in accordance with Rule 457(h)(1) solely for purposes of calculating the registration fee. Represents the sum of (a) the aggregate option exercise price of presently outstanding options multiplied by the number of shares issuable upon exercise of such options and (b) the price of remaining securities potentially issuable pursuant to options granted in the future, based upon the average of the high and low sales price of the Common Stock on the Nasdaq National Market on October 31, 2003 as reported in The Wall Street Journal (as provided in Rule 457(c)).

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1 Plan Information

     Not filed with this Registration Statement.

ITEM 2 Registrant Information and Employee Plan Annual Information

         Not filed with this Registration Statement.


                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3 Incorporation of Documents by Reference

     The following documents filed by Greater Community Bancorp (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

     1 The Company's Annual Report on Form 10-K for the year ended December 31, 2002.

     2 The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.
     3 The Company's Current Reports on Form 8-K filed with the Commission on March 25, April 17, June 19, July 16, August 1, September 19 and October 28, 2003.
     4 The description of the Company's common stock contained in the Registration Statement on Form 8-A filed by the Company pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are hereby incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4 Description of Securities

     Not applicable.

ITEM 5 Interests of Named Experts and Counsel

     Certain legal matters relating to the issuance of the shares of the Company's Common Stock offered hereby have been passed upon by Williams, Caliri, Miller & Otley, P.C., counsel to the Company. Attorneys in the law firm of Williams, Caliri, Miller & Otley, P.C. beneficially own 38,240 shares of the Company's Common Stock as of October 31, 2003.

The consolidated financial statements of the Company and its subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 appearing in the Company's annual report on Form 10-K for the year ended December 31, 2002, which are incorporated by reference in this registration statement, have been audited by Grant Thornton LLP, independent public accountants, whose report is incorporated by reference in this registration statement and given upon their authority as experts in accounting and auditing.

ITEM 6 Indemnification of Directors and Officers

         INDEMNIFICATION STATUTORY PROVISIONS. The New Jersey Business Corporation Act empowers a corporation to indemnify a "corporate agent" against his expenses and liabilities in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

     With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

     The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the shareholders.

     A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

     COMPANY BYLAWS PROVISIONS. In accord with the foregoing provisions of the New Jersey Business Corporation Act, Article VI of the Company's Bylaws provides as follows:

                                   ARTICLE VI
                                   ----------
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS
                    -----------------------------------------

          (a)Proceedings by Others. Provided a specific determination has been
             ---------------------
     made as set forth below, the Corporation shall indemnify any person who is or was a Director or officer of the Corporation, or the legal representative of any such Director or officer, against reasonable costs, disbursements, and expenses, reasonable counsel fees, and amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, in connection with any proceeding involving such Director or officer by reason of his being or having been such a Director or officer, other than a proceeding by or in the right of the Corporation, if

          (i)such Director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and
          (ii) with respect to any criminal proceeding, such Director or officer had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself
                    ---------------
     create a presumption that such Director or officer did not meet the applicable standards of conduct set forth in subparagraphs (i) and (ii) hereof. No indemnification called for by this paragraph shall be made by the Corporation unless authorized in the specific case upon a determination that indemnification is proper in the circumstances because the Director or officer met the standard of conduct set forth in subparagraph (i) and, if applicable (ii) of this paragraph (a). Such determination shall be made
          (1) by the Board of Directors acting by a quorum of Directors who were not parties to the proceeding; or
          (2) if such a quorum is not obtainable, or, even if obtainable and a quorum of the disinterested Directors so directs, by independent legal counsel in a written opinion; or
          (3) by its Shareholders.
          (b)Proceedings by Corporation. Provided a specific determination has
             --------------------------
     been made, or court order entered, as set forth below, the Corporation shall indemnify any person who is or was a Director or officer of the Corporation against his reasonable costs, disbursements and counsel fees in connection with any proceeding by or in the right of the Corporation to procure a judgment in its favor which involves such Director or officer by reason of his being or having been such Director or officer, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. However, in no such proceeding shall indemnification be provided in respect of any claim, issue or matter as to which such Director or officer shall have been adjudged to be liable for negligence or misconduct, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, in view of all circumstances of the case such Director or officer is fairly and reasonably entitled to indemnity for such reasonable costs, disbursements and counsel fees as the court shall deem proper. No indemnification called for by this paragraph shall be made by the Corporation unless ordered by a court, or unless authorized in the specific case upon a determination that indemnification is proper in the circumstances because the Director or officer met the standard of conduct set forth above in this paragraph (b). Such determination shall be made in one of three (3) manners referred to in the last sentence of paragraph (a) of this Article.
          (c)Required Indemnification. Notwithstanding the requirements of
             ------------------------
     paragraphs (a) and (b) for a determination that indemnification is proper in a specific case, the Corporation shall in all cases indemnify any person who is or was a Director or officer of the Corporation against reasonable costs, disbursements and counsel fees to the extent that such Director or officer has been successful on the merits or otherwise in any proceeding referred to in paragraphs (a) and (b) of this Article or in defense of any claim, issue or matter therein.
          (d)Advance Payment of Expenses Permitted. Reasonable costs,
             -------------------------------------
     disbursements and counsel fees incurred by a Director or officer of the Corporation in connection with a proceeding may be paid by the Corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified as provided in this Article.
          (e)Proceeding Defined. As used in this Article VI, the term
             ------------------
     "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.
          (f)Provisions not Exclusive. The indemnification provided by this
             ------------------------
     Article shall be in addition to, and not exclusive of, any other rights to which a Director or officer, or any rights to which an employee or agent, of the Corporation may be entitled under the laws of the State of New Jersey or under any agreement, vote of shareholders, or otherwise.

     EXCULPATION PROVISION IN COMPANY'S CERTIFICATE OF INCORPORATION. Article 7 of the Company's certificate of incorporation provides as follows:

     7. A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of any duty owed to the corporation or its stockholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its stockholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation or otherwise shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

     The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the Company adopted this provision.

ITEM 7 Exemption from Registration Claimed

     Not applicable.

ITEM 8 Exhibits

     An Exhibit Index has been filed as part of this Registration Statement on page E-1. Such Exhibit Index is incorporated herein by reference.

ITEM 9 Undertakings

1. The undersigned registrant hereby undertakes:
         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Totowa, State of New Jersey, on November 17, 2003.

GREATER COMMUNITY BANCORP

    /s/  Anthony M. Bruno, Jr.
By: ____________________________________
            Anthony M. Bruno, Jr.,
            Chairman and Chief Executive Officer

/s/ Anthony M. Bruno, Jr.
__________________________        ______________________  November 17, 2003
            [Signature]           Anthony M. Bruno, Jr., Director

/s/ C. Mark Campbell
__________________________        ______________________  November 17, 2003
            [Signature]           C. Mark Campbell, Director

/s/ M. A. Bramante
__________________________        ______________________  November 17, 2003
            [Signature]           M. A. Bramante, Director

/s/ Joseph A. Lobosco
__________________________        ______________________  November 17, 2003
            [Signature]           Joseph A. Lobosco, Director

/s/ Robert C. Soldoveri
__________________________        ______________________  November 17, 2003
            [Signature]           Robert C. Soldoveri, Director

/s/ Charles J. Volpe
__________________________        ______________________  November 17, 2003
            [Signature]           Charles J. Volpe, Director

                                INDEX TO EXHIBITS

Exhibit 5.1 Opinion Letter of Williams, Caliri, Miller & Otley, P.C. regarding legality of securities
Exhibit 10.6 Greater Community Bancorp 2001 Employee Stock Option Plan
Exhibit 23.1 Consent of Grant Thornton LLP
Exhibit 23.2 Consent of Williams, Caliri, Miller & Otley, P.C. (contained in the opinion included as Exhibit 5)




                                      E-1